Exhibit 99.1

MasterCard Incorporated Reports

Fourth-Quarter and Full-Year 2013 Financial Results

•	Fourth-quarter net income of $684 million, excluding a special item, or $0.57 per diluted share

•	Fourth-quarter net income of $623 million, including a special item, or $0.52 per diluted share

•	Diluted EPS figures adjusted for the company’s ten-for-one stock split

•	Fourth-quarter net revenue increase of 12%, to $2.1 billion

•	Fourth-quarter gross dollar volume up 14% and purchase volume up 12%

Purchase, NY, January 31, 2014 – MasterCard Incorporated (NYSE: MA) today announced financial results for the fourth quarter of 2013. Excluding a special item, the company reported net income of $684 million, up 13%, and earnings per diluted share of $0.57 (adjusted for the company’s ten-for-one stock split), up 16%, versus the year-ago period. Including the special item, a $61 million after-tax charge related to the opt-outs in the U.S. merchant litigations, the company reported net income of $623 million, or $0.52 per diluted share. The net income and earnings per diluted share, excluding the special item, are reconciled to their comparable GAAP measures in the accompanying tables.

Net revenue for the fourth quarter of 2013 was $2.1 billion, a 12% increase versus the same period in 2012. Adjusted for currency, net revenue increased 11%. Net revenue growth was driven by the impact of the following:

•	A 14% increase in gross dollar volume, on a local currency basis, to $1.1 trillion;

•	An increase in cross-border volumes of 18%; and

•	An increase in processed transactions of 13%, to 10.4 billion.

These factors were partially offset by an increase in rebates and incentives, primarily due to new and renewed agreements and increased volumes.

Worldwide purchase volume during the quarter was up 12% on a local currency basis versus the fourth quarter of 2012, to $805 billion. As of December 31, 2013, the company’s customers had issued almost 2 billion MasterCard and Maestro-branded cards.

“We are very pleased with our performance this quarter and our full-year 2013 results reflect the overall strength of our global business,” said Ajay Banga, MasterCard president and CEO. “In addition to signing several significant deals last quarter, we made new investments in processing and person-to person payments while expanding our MasterPass digital platform - all supporting safe and seamless payment experiences.”

Excluding the special item, total operating expenses increased 11%, both before and after adjusting for currency, to $1.1 billion for the fourth quarter of 2013 compared to the same period in 2012. The increase was primarily driven by higher investments in people and marketing to support strategic initiatives. Including the special item, total operating expenses increased 21% from the year-ago period.

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MasterCard Incorporated – Page 2

Operating income for the fourth quarter of 2013 increased 13% over the year-ago period, excluding the special item, and the company delivered an operating margin of 47.7%.

MasterCard reported total other expense of $9 million in the fourth quarter of 2013 versus $5 million in the fourth quarter of 2012. The increase was primarily driven by joint venture-related expenses.

MasterCard’s effective tax rate was 32.0% in the fourth quarter of 2013, versus a rate of 32.4% in the comparable period of 2012, excluding the special item. The decrease in the effective tax rate for the period was primarily due to a more favorable geographic mix of earnings and a lower state effective tax rate, partially offset by higher discrete benefits in 2012.

During the fourth quarter of 2013, MasterCard repurchased 9.8 million shares of Class A common stock at a cost of approximately $751 million. Quarter-to-date through January 24th, the company repurchased an additional 4.2 million shares at a cost of approximately $351 million, with $3.3 billion remaining under the current repurchase program authorization.

Full-Year 2013 Results

For the year ended December 31, 2013, MasterCard reported net income of $3.2 billion, up 15%, and earnings per diluted share of $2.61, up 19%, in each case versus the year-ago period and excluding the special items representing charges related to the U.S. merchant litigations taken in both 2012 and 2013. Including the 2013 special item, full-year 2013 net income was $3.1 billion and earnings per diluted share was $2.56.

Net revenue for full-year 2013 was $8.3 billion, an increase of 13% versus 2012 both before and after adjusting for currency. Gross dollar volume growth of 14%, cross-border volume growth of 18% and processed transaction growth of 13%, contributed to the net revenue growth in the full-year period. These increases were partially offset by an increase in rebates and incentives.

Excluding special items in both years, total operating expenses increased 9%, compared to 2012, both before and after adjusting for currency, to $3.7 billion, primarily due to higher personnel costs related to strategic initiatives. Including special items, total operating expenses increased 11%, to $3.8 billion, versus 2012.

Excluding special items, operating income increased 16% for 2013 versus 2012, delivering an operating margin of 55.1% for full-year 2013.

Total other expense was $3 million for full-year 2013 versus $4 million in 2012.

MasterCard’s effective tax rate was 30.9% for full-year 2013, versus a rate of 29.9% for full-year 2012, excluding special items. The increase was primarily due to higher discrete benefits in 2012, partially offset by a more favorable geographic mix of earnings in 2013. Including special items, the effective tax rate was 30.8% for full-year 2013, versus a rate of 29.9% for full-year 2012.

For full-year 2013, MasterCard repurchased 41 million shares at a cost of approximately $2.4 billion.

MasterCard Incorporated – Page 3

Fourth-Quarter and Full-Year Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its fourth-quarter and full-year financial results.

The dial-in information for this call is 800-708-4540 (within the U.S.) and 847-619-6397 (outside the U.S.), and the passcode is 36351326. A replay of the call will be available for one week and can be accessed by dialing 888-843-7419 (within the U.S.) and 630-652-3042 (outside the U.S.), and using passcode 36351326.

This call can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

Non-GAAP Financial Information

The company’s total operating expenses, operating income, effective tax rate, net income and earnings per diluted share, excluding special items, are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying tables.

The presentation of growth rates adjusted for currency also represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates.

About MasterCard Incorporated

MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Cashless Pioneers Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to the company’s continued ability to invest in processing and person-to-person payments, as well as expand its MasterPass digital platform.

MasterCard Incorporated – Page 4

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2012, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that were filed with the SEC during 2013, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

###

Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Jim Issokson, james_issokson@mastercard.com, 914-249-6286

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions, except per share data)
Net Revenue	$2,126	$1,895	$8,346	$7,391
Operating Expenses
General and administrative	719	639	2,649	2,429
Advertising and marketing	321	295	841	775
Depreciation and amortization	71	62	258	230
Provision for litigation settlement	95	—	95	20

Total operating expenses	1,206	996	3,843	3,454

Operating income	920	899	4,503	3,937
Other Income (Expense)
Investment income	8	10	38	37
Interest expense	(7)	(7)	(14)	(20)
Other income (expense), net	(10)	(8)	(27)	(21)

Total other income (expense)	(9)	(5)	(3)	(4)

Income before income taxes	911	894	4,500	3,933
Income tax expense	288	289	1,384	1,174

Net Income	$623	$605	$3,116	$2,759

Basic Earnings per Share	$0.52	$0.49	$2.57	$2.20

Basic Weighted-Average Shares Outstanding	1,201	1,240	1,211	1,253

Diluted Earnings per Share	$0.52	$0.49	$2.56	$2.19

Diluted Weighted-Average Shares Outstanding	1,205	1,246	1,215	1,258

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31,
	2013	2012
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$3,599	$2,052
Restricted cash for litigation settlement	723	726
Investment securities available-for-sale, at fair value	2,696	2,951
Accounts receivable	966	925
Settlement due from customers	1,351	1,117
Restricted security deposits held for customers	911	777
Prepaid expenses and other current assets	471	681
Deferred income taxes	233	128

Total Current Assets	10,950	9,357
Property, plant and equipment, net	526	472
Deferred income taxes	70	60
Goodwill	1,122	1,092
Other intangible assets, net	672	672
Other assets	902	809

Total Assets	$14,242	$12,462

LIABILITIES AND EQUITY
Accounts payable	$338	$357
Settlement due to customers	1,433	1,064
Restricted security deposits held for customers	911	777
Accrued litigation	886	726
Accrued expenses	2,101	1,748
Other current liabilities	363	234

Total Current Liabilities	6,032	4,906
Deferred income taxes	117	104
Other liabilities	598	523

Total Liabilities	6,747	5,533
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000,000,000 shares, 1,341,541,110 and 1,336,049,030 shares issued and 1,148,838,370 and 1,184,050,750 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200,000,000 shares, 45,350,070 and 48,388,400 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,762	3,641
Class A treasury stock, at cost, 192,702,740 and 151,998,280 shares, respectively	(6,577)	(4,139)
Retained earnings	10,121	7,354
Accumulated other comprehensive income	178	61

Total Stockholders’ Equity	7,484	6,917
Non-controlling interests	11	12

Total Equity	7,495	6,929

Total Liabilities and Equity	$14,242	$12,462

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	For the Years Ended December 31,
	2013	2012	2011
	(in millions)
Operating Activities
Net income	$3,116	$2,759	$1,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	258	230	194
Share-based payments	63	—	35
Deferred income taxes	(119)	241	(175)
Other	67	52	17
Changes in operating assets and liabilities:
Accounts receivable	(42)	(121)	(162)
Income taxes receivable	153	(185)	—
Settlement due from customers	(194)	(500)	(114)
Prepaid expenses	(70)	(81)	27
Accrued litigation and legal settlements	160	(44)	467
Accounts payable	(20)	(2)	67
Settlement due to customers	322	348	74
Accrued expenses	315	221	296
Net change in other assets and liabilities	126	30	52

Net cash provided by operating activities	4,135	2,948	2,684

Investing Activities
Purchases of investment securities available-for-sale	(2,526)	(2,981)	(899)
Proceeds from sales of investment securities available-for-sale	1,488	390	485
Proceeds from maturities of investment securities available-for-sale	1,321	891	63
Purchases of property, plant and equipment	(155)	(96)	(77)
Capitalized software	(144)	(122)	(100)
Proceeds from maturities of investment securities held-to-maturity	36	—	300
Investment in nonmarketable equity investments	(20)	(118)	(74)
Decrease (increase) in restricted cash for litigation settlement	3	(726)	—
Acquisition of businesses, net of cash acquired	—	(70)	(460)
Other investing activities	(7)	(7)	14

Net cash used in investing activities	(4)	(2,839)	(748)

Financing Activities
Purchases of treasury stock	(2,443)	(1,748)	(1,148)
Dividends paid	(255)	(132)	(77)
Proceeds from debt	35	—	—
Cash proceeds from exercise of stock options	26	31	19
Tax benefit for share-based compensation	19	47	12
Other financing activities	(11)	4	(21)

Net cash used in financing activities	(2,629)	(1,798)	(1,215)

Effect of exchange rate changes on cash and cash equivalents	45	7	(54)

Net increase (decrease) in cash and cash equivalents	1,547	(1,682)	667
Cash and cash equivalents - beginning of period	2,052	3,734	3,067

Cash and cash equivalents - end of period	$3,599	$2,052	$3,734

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended December 31, 2013
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)

All MasterCard Credit, Charge and Debit Programs
APMEA	$312	14.5%	20.4%	$211	20.0%	2,235	$101	21.3%	858	393	422
Canada	35	0.6%	6.6%	32	7.1%	376	3	-0.3%	6	45	55
Europe	341	15.5%	14.3%	230	10.1%	3,379	111	24.0%	619	306	323
Latin America	93	10.2%	17.0%	56	23.4%	1,214	37	8.4%	203	125	145

Worldwide less United States	781	13.7%	16.6%	530	15.0%	7,204	251	20.1%	1,686	869	944
United States	324	7.4%	7.4%	275	7.6%	4,938	48	6.4%	311	300	337

Worldwide	1,104	11.8%	13.8%	805	12.4%	12,142	299	17.7%	1,997	1,168	1,281

MasterCard Credit and Charge Programs
Worldwide less United States	466	10.6%	13.8%	413	14.5%	4,839	53	9.2%	213	497	563
United States	155	5.7%	5.7%	148	5.7%	1,681	7	4.6%	7	146	178

Worldwide	621	9.4%	11.7%	561	12.0%	6,520	60	8.6%	220	643	741

MasterCard Debit Programs
Worldwide less United States	314	18.5%	21.0%	117	17.1%	2,365	198	23.4%	1,473	372	382
United States	169	9.1%	9.1%	127	9.8%	3,257	41	6.7%	304	154	158

Worldwide	483	15.1%	16.5%	244	13.2%	5,622	239	20.2%	1,777	525	540

	For the 12 Months ended December 31, 2013
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)

All MasterCard Credit, Charge and Debit Programs
APMEA	$1,150	17.1%	21.3%	$770	19.8%	8,179	$380	24.4%	3,101	393	422
Canada	131	3.4%	6.7%	121	7.2%	1,403	11	1.0%	24	45	55
Europe	1,239	15.6%	14.5%	846	11.4%	12,394	393	21.9%	2,272	306	323
Latin America	340	12.2%	16.4%	204	21.3%	4,466	136	9.7%	768	125	145

Worldwide less United States	2,860	15.2%	17.0%	1,940	15.3%	26,442	920	20.7%	6,165	869	944
United States	1,243	6.6%	6.6%	1,051	7.0%	18,861	192	4.3%	1,250	300	337

Worldwide	4,103	12.4%	13.6%	2,991	12.2%	45,304	1,112	17.5%	7,416	1,168	1,281

MasterCard Credit and Charge Programs
Worldwide less United States	1,724	11.5%	13.9%	1,521	14.3%	18,016	203	10.8%	827	497	563
United States	587	4.4%	4.4%	560	4.9%	6,357	27	-5.0%	26	146	178

Worldwide	2,311	9.6%	11.3%	2,081	11.6%	24,372	230	8.7%	853	643	741

MasterCard Debit Programs
Worldwide less United States	1,136	21.2%	22.0%	419	19.0%	8,427	716	23.8%	5,339	372	382
United States	656	8.6%	8.6%	491	9.5%	12,505	165	6.0%	1,224	154	158

Worldwide	1,792	16.3%	16.7%	910	13.7%	20,932	882	20.0%	6,563	525	540

	For the 3 Months ended December 31, 2012
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)

All MasterCard Credit, Charge and Debit Programs
APMEA	$272	23.6%	23.1%	$183	19.8%	1,882	$89	30.5%	676	339	367
Canada	34	11.2%	7.6%	32	7.8%	347	3	4.5%	6	40	48
Europe	295	14.9%	16.4%	206	13.2%	2,881	89	24.5%	514	257	273
Latin America	85	14.3%	16.8%	50	20.2%	1,062	34	12.3%	192	112	131

Worldwide less United States	687	17.9%	18.5%	471	16.0%	6,172	216	24.4%	1,388	748	820
United States	301	6.8%	6.8%	256	7.2%	4,569	45	4.8%	297	274	311

Worldwide	988	14.3%	14.7%	727	12.7%	10,741	261	20.5%	1,685	1,021	1,131

MasterCard Credit and Charge Programs
Worldwide less United States	421	14.6%	15.0%	372	15.1%	4,315	50	14.2%	199	470	534
United States	147	2.5%	2.5%	140	4.1%	1,632	7	-21.9%	7	141	175

Worldwide	568	11.2%	11.5%	512	11.9%	5,946	56	8.1%	205	611	709

MasterCard Debit Programs
Worldwide less United States	265	23.6%	24.6%	99	19.5%	1,858	166	27.9%	1,189	277	286
United States	155	11.3%	11.3%	116	11.2%	2,937	39	11.7%	291	133	136

Worldwide	420	18.8%	19.3%	215	14.9%	4,795	205	24.5%	1,479	410	422

	For the 12 Months ended December 31, 2012
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)

All MasterCard Credit, Charge and Debit Programs
APMEA	$981	21.6%	22.9%	$662	21.1%	6,862	$319	26.8%	2,396	339	367
Canada	127	6.7%	7.7%	116	8.5%	1,288	11	-0.3%	23	40	48
Europe	1,072	9.3%	16.5%	752	12.6%	10,503	320	26.5%	1,903	257	273
Latin America	303	9.8%	19.1%	181	23.2%	3,883	121	13.5%	723	112	131

Worldwide less United States	2,483	13.8%	18.7%	1,711	16.5%	22,535	772	23.9%	5,046	748	820
United States	1,166	9.1%	9.1%	982	9.0%	17,542	184	9.7%	1,208	274	311

Worldwide	3,650	12.2%	15.5%	2,693	13.7%	40,077	956	20.9%	6,254	1,021	1,131

MasterCard Credit and Charge Programs
Worldwide less United States	1,546	11.5%	15.4%	1,361	15.9%	15,992	185	11.5%	748	470	534
United States	562	3.5%	3.5%	534	5.1%	6,236	28	-19.1%	27	141	175

Worldwide	2,109	9.2%	12.0%	1,895	12.7%	22,228	213	6.2%	775	611	709

MasterCard Debit Programs
Worldwide less United States	937	17.8%	24.7%	350	18.9%	6,543	587	28.4%	4,298	277	286
United States	604	14.9%	14.9%	448	14.1%	11,306	156	17.2%	1,181	133	136

Worldwide	1,541	16.6%	20.7%	798	16.2%	17,849	743	25.9%	5,479	410	422

APMEA = Asia Pacific / Middle East / Africa

Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

MasterCard Incorporated – Page 9

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

In 2012, certain MasterCard Debit and Credit Programs in the Europe region have changed due to a reclassification of programs. There is no impact at the All MasterCard Programs level. In addition, Purchase Transactions for certain Credit Programs in the Latin America region have been restated due to revisions from several customers. MasterCard revenue is not impacted from these changes. Data for the comparable periods in 2012, 2011 and 2010 have been restated to be consistent with these approaches.

In 2013Q4, a large Maestro customer revised their number of Maestro cards to exclude inactive cards. Data for the comparable periods in 2013, 2012, and 2011 have been revised to be consistent with this approach. MasterCard revenue is not impacted from these historical changes.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

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MasterCard Incorporated – Page 10

GAAP Reconciliations

($ in millions, except per share data)

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
	Actual	Special Item (a)	Non-GAAP	Actual
Provision for litigation settlement	$95	$(95)	$—	$—
Total operating expenses	1,206	(95)	1,111	996
Operating income	920	95	1,015	899
Operating Margin	43.3%		47.7%	47.4%
Income before income taxes	911	95	1,006	894
Income tax expense	288	34	322	289
Effective Tax Rate	31.6%	0.4%	32.0%	32.4%
Net Income	623	61	684	605
Basic Earnings per Share	$0.52	$0.05	$0.57	$0.49
Diluted Earnings per Share	$0.52	$0.05	$0.57	$0.49

(a)	Represents effect of net incremental accrual for U.S. merchant litigations

	Twelve Months Ended December 31, 2013			Twelve Months Ended December 31, 2012
	Actual	Special Item (a)	Non-GAAP	Actual	Special Item (a)	Non-GAAP
Provision for litigation settlement	$95	$(95)	$—	$20	$(20)	$—
Total operating expenses	3,843	(95)	3,748	3,454	(20)	3,434
Operating income	4,503	95	4,598	3,937	20	3,957
Operating Margin	54.0%		55.1%	53.3%		53.5%
Income before income taxes	4,500	95	4,595	3,933	20	3,953
Income tax expense	1,384	34	1,418	1,174	7	1,181
Effective Tax Rate	30.8%	0.1%	30.9%	29.9%	—	29.9%
Net Income	3,116	61	3,177	2,759	13	2,772
Basic Earnings per Share	$2.57	$0.05	$2.62	$2.20	$0.01	$2.21
Diluted Earnings per Share	$2.56	$0.05	$2.61	$2.19	$0.01	$2.20

(a)	Represents effect of net incremental accrual for U.S. merchant litigations